Exhibit 99.1

LISA GAVALES JOINS DESTINATION MATERNITY’S BOARD OF DIRECTORS

– Announces Departure of Current Board Member Holly Alden –

MOORESTOWN, N.J. – (March 18, 2019) – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced that it has appointed Lisa Gavales to the Board of Directors (the “Board”), effective March 18, 2019. Ms. Gavales brings over 25 years of public and private company leadership experience, with a focus on retail, digital and strategic operations, ecommerce, corporate governance, and marketing. Ms. Gavales will be a member of the firm’s Nominating & Corporate Governance committee. In conjunction with this appointment, current Board member Holly Alden has resigned to pursue other interests, effective March 13, 2019.

Anne-Charlotte Windal, Destination Maternity’s Independent Chair of the Board of Directors, said, “We are very pleased to welcome Lisa to our Board of Directors and look forward to benefiting from her strong operational leadership experience and background in brand building, digital and ecommerce. We believe Lisa’s extensive experience will be highly valuable as the Company continues to optimize its operations across brick-and-mortar and digital channels, improves profitability and rationalizes expenses. We would also like to thank Holly for her many contributions to Destination Maternity’s ongoing transformation and we wish her well in her future endeavors.”

Ms. Gavales has served interim leadership positions for Bluestem Brands since October 2017, first as President of its Northstar portfolio and since February 2018 as Interim CEO. Before Bluestem, Lisa was Chairman, Chief Executive Officer and President of Things Remembered. Prior to that, she served as President and Chief Marketing Officer of Talbots. Before Lisa joined Talbots in 2013, she was Executive Vice President, Chief Marketing Officer and Chief Digital Officer at EXPRESS and also started express.com. Earlier in her career, Lisa spent over a decade at Bloomingdale’s where she held a variety of positions including General Merchandise Manager and Senior Vice President of Marketing and was responsible for the launch of bloomingdales.com. Lisa currently sits on the boards of Bluestem, True Religion, and Goodwill of Greater Cleveland. Lisa has an MBA and BS from the University of Bridgeport.

“I am honored to join the Destination Maternity Board of Directors and to work with an exceptional company at such an exciting point in its growth trajectory,” said Ms. Gavales. “I have always admired the Company’s brand portfolio and have tremendous respect for Marla and the entire leadership team. I look forward to working with them and being a part of Destination Maternity’s ongoing transformation.”

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of November 3, 2018, Destination Maternity operates 1,108 retail locations in the United States, Canada and Puerto Rico, including 474 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 634 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of November 3, 2018, Destination Maternity has 187 international franchised locations, including 10 standalone stores operated under one of the Company’s nameplates and 177 shop-in-shop locations.

Contacts

Sloane & Company

Erica Bartsch / Alex Kovtun, 212-486-9500

EBartsch@sloanepr.com / Akovtun@sloanepr.com

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